Exhibit 99.1

UNAUDITED ATTRIBUTED FINANCIAL INFORMATION
FOR CLASS V GROUP
(continued on next page)

The information presented below is intended solely to show the attribution of assets, liabilities, revenue, and expenses to the Class V Group in accordance with the Tracking Stock Policy of Dell Technologies Inc. ("Dell Technologies" or the "Company"), a copy of which is filed as Exhibit 99.2 to the Company’s annual report on Form 10-K for the fiscal year ended February 3, 2017. The individual income and expense line item amounts reflected in the column for VMware, Inc. ("VMware") are for informational purposes and do not represent actual income and expenses of the Class V Group. The Class V stockholders do not have any special rights related to, direct ownership interest in, or recourse against the assets and liabilities attributed to the Class V Group. Holders of the DHI Group Common Stock and the Class V Common Stock are stockholders of the Company and subject to all risks associated with an investment in the Company and all of its businesses, assets, and liabilities. This financial information could change in the future based on allocations or reallocations of assets and liabilities to the Class V Group.

	Three Months Ended			Nine Months Ended
	November 3, 2017			November 3, 2017
	VMware Reportable Segment	Adjustments and Eliminations (a)	VMware	VMware Reportable Segment	Adjustments and Eliminations (a)	VMware
	(in millions)
Net revenue	$1,953	$23	$1,976	$5,596	$16	$5,612
Cost of net revenue	245	33	278	730	107	837
Gross margin	1,708	(10)	1,698	4,866	(91)	4,775
Operating expenses:
Selling, general, and administrative	718	66	784	2,154	282	2,436
Research and development	351	98	449	1,026	272	1,298
Total operating expenses	1,069	164	1,233	3,180	554	3,734
Operating income (loss)	$639	$(174)	465	$1,686	$(645)	1,041
Interest and other income (expense), net attributable to VMware			3			92
Income before income taxes attributable to VMware			468			1,133
Income tax provision attributable to VMware			25			124
Net income attributable to VMware			$443			$1,009
____________________

(a)
Adjustments and eliminations primarily consist of intercompany sales and allocated expenses, as well as expenses that are excluded from the VMware reportable segment, such as amortization of intangible assets, stock-based compensation expense, severance, and integration and acquisition-related costs.

UNAUDITED ATTRIBUTED FINANCIAL INFORMATION
FOR CLASS V GROUP
(continued)

Reconciliation of net income attributable to VMware to Class V Common Stock economic interest in Class V Group:

	Three Months Ended	Nine Months Ended
	November 3, 2017	November 3, 2017
	(in millions)
Net income attributable to VMware	$443	$1,009
Less: Net income attributable to non-controlling interests	(81)	(183)
Net income attributable to Class V Group	362	826
Less: DHI Group's 38.50% and 38.35%, respectively, weighted average retained interest in Class V Group	(139)	(317)
Class V Common Stock allocated interest in Class V Group	$223	$509

Reconciliation of VMware total net assets to Class V Common Stock allocated interest in Class V Group:

VMware
November 3, 2017
(in millions)
VMware balance sheet information
Total assets (1)(2)	$19,594
Total liabilities (1)(2)	11,320
VMware total net assets	$8,274

Class V Group
November 3, 2017
(in millions)
VMware total net assets	$8,274
Less: Net assets attributable to non-controlling interests (3)	(1,499)
Net assets attributable to Class V Group	6,775
Less: DHI Group's 38.90% retained interest in Class V Group	(2,636)
Class V Common Stock allocated interest in Class V Group	$4,139

Inter-group assets (4)	$—
Inter-group liabilities (4)	$—
____________________

(1)	Represents VMware's unadjusted assets and liabilities as of November 3, 2017 as consolidated into the Company's Condensed Consolidated Statements of Financial Position.

(2)	As determined by Dell Technologies' board of directors, the Company has not allocated any assets or liabilities between the DHI Group and the Class V Group.

(3)
Reflects the impact of non-controlling interests on net assets attributable to the Company, which had an ownership interest of 81.9% of VMware’s outstanding shares of common stock as of November 3, 2017.

(4)
Represents inter-group assets/liabilities between the Class V Group and the DHI Group in accordance with the Tracking Stock Policy. The Tracking Stock Policy states that any ordinary course commercial inter-group transactions are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties.

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